Calculation of Filing Fee Tables

Form S-8

(Form Type)

Cardiff Oncology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value	457(h)	635,040	$3.80(2)	$2,413,152	0.0001531	$369
Equity	Common Stock, $0.0001 par value	457(c)	4,000,000	2.21(3)	$8,840,000	0.0001531	1,353
Total Offering Amounts					$11,253,152		$1,722
Total Fees Previously Paid
Total Fee Offsets
	Net Fee Due						$1,722

(1)
Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the securities being registered hereunder also include such indeterminate number of additional shares of common stock as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or similar transactions.
(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act, based on the weighted average exercise price of $3.80 per share.
(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, based on the high and low sales prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on August 26, 2025, which date is within five business days prior to the filing of this Registration Statement.